[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
Alliance Variable Products Series Fund - Technology Portfolio

10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1,2000 THROUGH JUNE 30, 2000
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group From                   06/30/00
Extensity, Inc.           01/27/00 5,900    0.00%    $20.00   23,800     4,000   0.60%    DB Clearing Services   0
Caminus                   01/28/00 5,300    0.00%    $16.00   22,500     4,372   0.51%    DB Clearing Services   0
Dobson Communications Corp02/03/00 39,800   0.00%    $22.00   162,300    25,000  0.65%    Lehman Bros Inc.       0
Mediacom Communications   02/03/00 56,900   0.00%    $19.00   231,800    20,000  1.16%    Salomon Smith Barney   0
Witness Systems           02/05/00 1,900    0.00%    $20.00   7,400      3,800   0.19%    Lewco Securities       0
Fastnet Corp.             02/08/00 2,900    0.00%    $12.00   11,400     4,000   0.29%    Furman, Selz, Magerdie 0
Sanmina Corp.             02/08/00 7,500    0.00%    $118.00  7,500      4,500   0.17%    Morgan Stanley         273,100
Landacorp Inc.            02/09/00 1,400    0.00%    $10.00   5,900      3,500   0.17%    Lewco Securities       0
Organic, Inc.             02/09/00 9,000    0.00%    $20.00   35,200     5,500   0.64%    Goldman Sachs          0
Lante Corp.               02/10/00 9,600    0.00%    $20.00   37,600     4,000   0.94%    CS First Boston Corp.  0
Eloquent Inc.             02/17/00 7,000    0.00%    $16.00   26,800     4,500   0.60%    Piper Jaffray          0
Prime Response            03/03/00 6,100    0.00%    $18.00   29,100     3,500   0.83%    Robertson Stephens     0
Register.Com              03/03/00 5,900    0.00%    $24.00   26,000     5,000   0.52%    DB Clearing Services   0
Versata Inc.              03/03/00 4,900    0.00%    $24.00   23,300     3,850   0.61%    Thomas Weisel Partner  0
Net 2000 Communications   03/06/00 31,800   0.00%    $20.00   144,300    10,000  1.44%    Goldman Sachs          0
Firstworld Communications 03/07/00 19,300   0.00%    $17.00   87,800     10,000  0.88%    Lehman Bros. Inc.      0
PSI Technologies Hldgs Inc03/16/00 1,900    0.00%    $16.00   8,600      3,500   0.25%    Lewco Securities       0
Tibco Software            03/21/00 12,000   0.00%    $106.00  288,000    5,000   5.76%    Goldman Sachs          38,600
Go America Inc.           04/06/00 44,200   0.00%    $16.00   201,200    10,000  2.01%    Bear Stearns Securities0
I3 Mobile                 04/06/00 2,800    0.00%    $16.00   15,700     5,100   0.31%    DB Clearing Services   0
AT&T Wireless             04/26/00 279,900  0.00%    $29.50   42,949,900 306,000 14.04%   Merrill Lynch          279,900

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.